Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2017 FOURTH QUARTER AND FULL-YEAR RESULTS

Company also announces business optimization program
to drive efficiencies and expand capacity in commercial engines and mowers, and generate $30 million to $35 million of annual pre-tax savings

MILWAUKEE, August 16, 2017/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG) today announced financial results for its fourth fiscal quarter and year ended July 2, 2017.

For the fiscal 2017 fourth quarter:

•
Fiscal fourth quarter net sales were $474 million, a decrease of $28 million or 5.6% from $502 million for the prior year. Continued high growth in commercial turf and lawn care, commercial job site, and commercial engines was offset by softness in residential sales.

•
Quarterly gross profit margin of 21.3% increased from GAAP gross profit margin of 18.7% and was consistent with adjusted gross profit margin of 21.4% last year, as an improved product mix and manufacturing efficiencies offset the impact of lower volumes.

•
Fourth quarter net income was $19.7 million, an increase from GAAP net income of $5.3 million and slightly lower than adjusted net income of $20.1 million last year. On a diluted per-share basis, earnings were $0.46, an increase from $0.12 (GAAP) and consistent with $0.46 (adjusted) last year.

For the fiscal 2017 full year:

•
Fiscal 2017 net sales were $1.79 billion, down 1.3% from $1.81 billion for fiscal 2016. Fiscal 2017 was a record year for net sales of commercial type products, amounting to $434 million, a 7% increase compared to last year.

•
Gross profit margin of 21.5% increased from GAAP gross profit margin of 20.0% and adjusted gross profit margin of 21.1% last year, due to manufacturing efficiency improvements and favorable sales mix, including a higher proportion of commercial sales and higher margins on new products.

•
Net income was $56.7 million, an increase from GAAP net income of $26.6 million and adjusted net income of $55.0 million last year. Fiscal 2017 diluted earnings per share were $1.31, an increase from $0.60 (GAAP) and $1.25 (adjusted) last year. We achieved earnings growth of over 20% in fiscal 2017 after factoring out higher ERP upgrade costs, the negative impact of foreign exchange, higher pension costs and a higher tax rate.

Stock repurchase and dividend update:

•	The company paid $24.1 million in cash dividends to shareholders during fiscal 2017.

•
The company repurchased $19.7 million of common stock under the company’s share repurchase program during fiscal 2017. The company currently has approximately $30.5 million remaining under the current authorization, which expires on June 29, 2018.

Fiscal 2018 outlook:

•
For fiscal 2018, the company estimates net sales in a range of $1.87 billion to $1.92 billion, for projected annual growth of 4.5% to 7.5%. Projections reflect modest market growth assumptions plus a return to more normalized channel inventories.

•
Fiscal 2018 diluted earnings per share are estimated to be $1.31 to $1.48. Factoring out the absence of hurricanes, higher expected ERP upgrade costs, higher expected interest expense and a change in tax rate, the midpoint of the earnings range shows growth for fiscal 2018 of approximately 25% compared to fiscal 2017.

“We achieved earnings within our guidance range for fiscal 2017 on the meaningful progress made to diversify our business and drive operational excellence,” stated Todd J. Teske, Briggs & Stratton’s Chairman, President and Chief Executive Officer.  “During the year, we delivered strong sales growth in commercial products and commercial engines to gain share and improve gross profit margins.  New, innovative products, with the features our customers want, also contributed to profitability and our success in maintaining our leadership position in engines.” Teske continued, “Lower-than-expected shipments of residential outdoor power equipment and engines resulted from certain North America channel partners making unexpected changes to their merchandising and inventory stocking levels during the spring selling season compounded by regional pockets of suboptimal growing conditions. We have observed improved growing conditions throughout the season but continue to see a cautious approach to reordering as channel partners have focused on controlling inventory to abnormally low levels. Looking ahead, we remain optimistic about the future, as reflected in the outlook for fiscal 2018, as well as today’s announcement of our business optimization program, which will drive further advancements in operational excellence and provide capacity for the production of high-growth products.”

Business Optimization Program

In addition to quarterly and full-year financial results, today the company announced the launch of a business optimization program that is designed to drive efficiencies and expand capacity in commercial engines and cutting equipment. The program entails expanding production of Vanguard commercial engines into the company’s existing large engine plants, which are located in Georgia and Alabama, and expanding Ferris commercial mower production capacity in a new, modern facility which is located close to the current manufacturing location in New York. “We have successfully grown commercial sales by $180 million, or more than 70%, over the last five years,” said Teske. “Our launch of this business optimization program will lay the foundation for continued profitable growth. These actions are expected to enable the highly dedicated and skilled teams at our U.S. plants to more effectively produce our commercial offerings.”

Production of Vanguard engines in the company’s U.S. plants is expected to be phased in beginning in late fiscal 2018 through the middle of fiscal 2019. Currently, the majority of Vanguard engines are sourced from overseas. Production of Ferris commercial mowers is expected to begin in the new facility in the latter half of fiscal 2018, and the exit from the existing plant and remote warehouse is planned for fiscal 2019. The business optimization program also includes the project costs for the integration and go-live efforts associated with the company’s ERP upgrade and the anticipated operational excellence efficiency improvements. The go-live for the ERP upgrade is expected towards the end of fiscal 2018, subsequent to the peak seasonal shipment period.

We project that the business optimization program will generate $30 million to $35 million of annual pre-tax savings, in addition to supporting profitable commercial growth. We estimate the savings will be achieved over a three-year period beginning in fiscal 2019. Total pre-tax expenses related to the business optimization program are expected to be approximately $50 million to $55 million, of which $24 million to $28 million is expected be recognized in fiscal 2018.

Outlook:

For fiscal 2018, we anticipate net sales to be in a range of $1.87 billion to $1.92 billion for growth of 4.5% to 7.5%. This sales range contemplates that the markets for commercial products will grow mid-single digits and that we will continue to gain market share in the categories of commercial turf and lawn care, commercial job site, and commercial engines. We anticipate modest market growth for the U.S. residential lawn and garden market in addition to some normalization of channel inventory levels. Our outlook does not include any positive impact of storms, whereas fiscal 2017 net sales included a modest benefit from Hurricane Matthew.

For fiscal 2018, we estimate mid-point growth in net income of approximately 6%, to be in a range of $56 million to $64 million, or $1.31 to $1.48 per diluted share, prior to the impact of costs related to our business optimization program or the benefit of any share repurchases. Operating margins before business optimization costs are expected to be approximately 5.6% to 5.8%. Compared to fiscal 2017, operating margins are expected to improve due to favorable sales mix from growth of commercial products, product margin expansion and operational efficiency improvements.

The improvement in operating margins is anticipated to be tempered by incremental pre-tax expenses of $4 million to

$6 million ($0.06 to $0.09 per diluted share) for completing the build-out phase of the ERP system upgrade. We also anticipate increased interest expense of approximately $2.5 million ($0.04 per diluted share) due to rising interest rates and higher average borrowings. The effective tax rate is projected to return to a more normal rate, in a range of 31% to 33%, from 28.9% for fiscal 2017, for an increased expense of $0.06 per diluted share. After factoring out the absence of hurricane benefits, the increased ERP upgrade costs, higher interest expense and the change in tax rate, the midpoint of our earnings range for fiscal 2018 contemplates approximately 25% growth in earnings compared with fiscal 2017. Capital expenditures are projected to be $80 million to $90 million, which includes the majority of expenditures associated with the business optimization program.

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (877) 233-9136. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard™, Allmand®, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended June
(In Thousands, except per share data)

	Three Months Ended June		Twelve Months Ended June
	FY2017	FY2016	FY2017	FY2016
NET SALES	$474,105	$502,191	$1,786,103	$1,808,778
COST OF GOODS SOLD	372,975	405,768	1,402,274	1,438,166
RESTRUCTURING CHARGES	—	2,471	—	8,157
Gross Profit	101,130	93,952	383,829	362,455

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	74,164	85,502	297,538	305,482
RESTRUCTURING CHARGES	—	608	—	2,038
GOODWILL IMPAIRMENT	—	—	—	7,651
TRADENAME IMPAIRMENT	—	2,683	—	2,683
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES (1)	3,737	655	11,056	1,760
Income from Operations	30,703	5,814	97,347	46,361

INTEREST EXPENSE	(5,135)	(4,890)	(20,293)	(20,033)
OTHER INCOME	927	4,679	2,607	9,028
Income before Income Taxes	26,495	5,603	79,661	35,356

PROVISION FOR INCOME TAXES	6,768	254	23,011	8,795
Net Income	$19,727	$5,349	$56,650	$26,561

EARNINGS PER SHARE
Basic	$0.46	$0.12	$1.31	$0.61
Diluted	0.46	0.12	1.31	0.60

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	42,063	42,631	42,178	43,019
Diluted	42,302	42,896	42,263	43,200
(1) Beginning in the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within Income from Operations. Prior to the third quarter of fiscal 2016, equity in earnings from unconsolidated affiliates is classified in Other Income. See Adjusted Segment Information tables for prior year equity in earnings of unconsolidated affiliates amounts.

Supplemental International Sales Information
(In Thousands)

	Three Months Ended June		Twelve Months Ended June
	FY2017	FY2016	FY2017	FY2016
International sales based on product shipment destination	$99,910	$105,282	$540,088	$509,775

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of June
(In Thousands)

CURRENT ASSETS:	FY2017	FY2016
Cash and Cash Equivalents	$61,707	$89,839
Accounts Receivable, Net	230,011	191,678
Inventories	374,879	386,065
Prepaid Expenses and Other Current Assets	22,844	28,419
Total Current Assets	689,441	696,001

OTHER ASSETS:
Goodwill	161,649	161,568
Investments	51,677	52,757
Other Intangible Assets, Net	100,595	104,164
Deferred Income Tax Asset	64,412	98,203
Other Long-Term Assets, Net	18,325	17,701
Total Other Assets	396,658	434,393

PLANT AND EQUIPMENT:
At Cost	1,104,583	1,056,893
Less - Accumulated Depreciation	739,703	730,620
Plant and Equipment, Net	364,880	326,273
	$1,450,979	$1,456,667

CURRENT LIABILITIES:
Accounts Payable	$193,677	$181,152
Accrued Liabilities	136,701	137,149
Total Current Liabilities	330,378	318,301

OTHER LIABILITIES:
Accrued Pension Cost	242,908	310,378
Accrued Employee Benefits	21,897	23,483
Accrued Postretirement Health Care Obligation	35,132	38,441
Other Long-Term Liabilities	39,537	51,099
Long-Term Debt	221,793	221,339
Total Other Liabilities	561,267	644,740

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	73,562	72,020
Retained Earnings	1,107,033	1,074,437
Accumulated Other Comprehensive Loss	(300,026)	(338,450)
Treasury Stock, at Cost	(321,814)	(314,960)
Total Shareholders' Investment	559,334	493,626
	$1,450,979	$1,456,667

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Twelve Months Ended June
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2017	FY2016
Net Income	$56,650	$26,561
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	56,183	54,400
Stock Compensation Expense	4,923	5,109
Goodwill and Tradename Impairment	—	10,334
Pension Settlement Expense	—	20,245
Loss on Disposition of Plant and Equipment	857	751
Provision for Deferred Income Taxes	10,316	2,194
Equity in Earnings of Unconsolidated Affiliates	(11,056)	(4,947)
Dividends Received from Unconsolidated Affiliates	9,067	6,119
Non-Cash Restructuring Charges	—	3,903
Changes in Operating Assets and Liabilities:
Accounts Receivable	(41,655)	23,917
Inventories	11,204	(7,933)
Other Current Assets	(1,759)	1,231
Accounts Payable, Accrued Liabilities and Income Taxes	8,152	(14,016)
Other, Net	(12,538)	(12,941)
Net Cash Provided by Operating Activities	90,344	114,927

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(83,141)	(64,161)
Proceeds Received on Disposition of Plant and Equipment	1,027	1,359
Cash Paid for Acquisitions, Net of Cash Acquired	—	(3,074)
Cash Paid for Investment in Unconsolidated Affiliates	—	(19,100)
Proceeds on Sale of Investment in Marketable Securities	3,343	—
Other, Net	—	(860)
Net Cash Used in Investing Activities	(78,771)	(85,836)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on Long-Term Debt	—	(1,851)
Debt Issuance Costs	—	(932)
Treasury Stock Purchases	(19,680)	(37,441)
Payment of Acquisition Contingent Liability	(1,625)	—
Stock Option Exercise Proceeds	7,770	12,389
Payments Related to Shares Withheld for Taxes for Stock Compensation	(1,750)	(3,104)
Cash Dividends Paid	(24,054)	(23,617)
Net Cash Used in Financing Activities	(39,339)	(54,556)

EFFECT OF EXCHANGE RATE CHANGES	(366)	(3,086)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(28,132)	(28,551)
CASH AND CASH EQUIVALENTS, Beginning	89,839	118,390
CASH AND CASH EQUIVALENTS, Ending	$61,707	$89,839

Liquidity and Capital Resources:

Net debt at July 2, 2017 was $161.4 million (total debt, excluding debt issuance costs, of $223.1 million less $61.7 million of cash), or $28.1 million higher than net debt of $133.3 million (total debt, excluding debt issuance costs, of $223.1 million less $89.8 million of cash) at July 3, 2016. Cash flows provided by operating activities for fiscal 2017 were $90.3 million compared to $114.9 million in fiscal 2016. The decrease in cash provided by operating activities was primarily related to changes in working capital, including higher accounts receivable due to timing of sales and collections year over year. During fiscal 2017, the Company repurchased approximately 996,000 shares on the open market at an average price of $19.77 per share. As of July 2, 2017, the Company had remaining authorization to repurchase up to approximately $30.5 million of common stock with an expiration date of June 29, 2018.

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended June		Twelve Months Ended June
(In Thousands)	FY2017	FY2016	FY2017	FY2016
Net Sales	$292,511	$315,046	$1,098,809	$1,142,815

Gross Profit as Reported	$70,663	$64,049	$262,036	$252,833
Restructuring Charges	—	—	—	464
Pension Settlement Expense	—	11,135	—	11,135
Adjusted Gross Profit	$70,663	$75,184	$262,036	$264,432

Gross Profit % as Reported	24.2%	20.3%	23.8%	22.1%
Adjusted Gross Profit %	24.2%	23.9%	23.8%	23.1%

Segment Income as Reported	$26,949	$8,449	$84,165	$60,645
Restructuring Charges	—	—	—	1,354
Litigation Charges	—	—	—	2,825
Pension Settlement Expense	—	20,245	—	20,245
Adjusted Segment Income	$26,949	$28,694	$84,165	$85,069

Segment Income % as Reported	9.2%	2.7%	7.7%	5.3%
Adjusted Segment Income %	9.2%	9.1%	7.7%	7.4%

Fourth Quarter Highlights

•
Starting in fiscal 2017, we implemented new sales terms for engines shipped to overseas customers, resulting in earlier revenue recognition compared to the terms we used during previous fiscal years. The change in terms caused units sold and net sales to be higher in the first half of the fiscal year compared to the second half. As a result of the change, units sold and net sales were lower in the fourth quarter of fiscal 2017 by approximately 39,000 units and $7 million, respectively.

•
Using comparable sales terms, engine sales volumes decreased by 4% or approximately 80,000 engines in the fourth quarter of fiscal 2017. The decrease was due to channel partners taking a different approach to merchandising and inventory stocking this season compounded by regional pockets of suboptimal spring weather. Partially offsetting the decrease were higher sales of Vanguard commercial engines.

•
Gross profit percentage increased due to manufacturing efficiency improvements and favorable sales mix including a higher proportion of commercial engine sales and margin lift on new products. The gross profit percentage improved despite a 2% decrease in production units compared to last year.

•	ESG&A decreased by $9.6 million (GAAP) and $0.4 million (adjusted) compared to last year due to lower compensation cost, partially offset by the investment in our ERP system upgrade.

Fiscal Year Summary

•
Net sales decreased by $44.0 million or 3.9% primarily due to lower shipments of engines in North America due to channel partners taking a different approach to merchandising and inventory stocking this season compounded by regional pockets of suboptimal spring weather. Partially offsetting the decrease were higher sales of Vanguard commercial engines. Gross profit percentage increased by 170 basis points. Adjusted gross profit percentage increased by 70 basis points despite lower production of 5% year over year due to manufacturing efficiency improvements and favorable sales mix including a higher proportion of commercial engine sales and margin lift on new products. Engineering, selling, general and administrative costs (ESG&A) decreased $9.2 million. Adjusted ESG&A (which only included adjustments in the prior year) increased by $2.7 million, primarily due to $4.0 million of higher spend related to our ERP upgrade. Equity in earnings of unconsolidated affiliates increased by $4.2 million.

Products Segment:

	Three Months Ended June		Twelve Months Ended June
(In Thousands)	FY2017	FY2016	FY2017	FY2016
Net Sales	$203,371	$216,271	$778,378	$772,154

Gross Profit as Reported	$30,066	$29,530	$121,141	$110,944
Restructuring Charges	—	2,471	—	7,693
Acquisition Related Charges	—	—	—	250
Adjusted Gross Profit	$30,066	$32,001	$121,141	$118,887

Gross Profit % as Reported	14.8%	13.7%	15.6%	14.4%
Adjusted Gross Profit %	14.8%	14.8%	15.6%	15.4%

Segment Income (Loss) as Reported	$3,353	$(3,008)	$12,530	$(9,775)
Restructuring Charges	—	3,079	—	8,841
Goodwill Impairment	—	—	—	7,651
Tradename Impairment	—	2,683	—	2,683
Acquisition Related Charges	—	—	—	276
Adjusted Segment Income	$3,353	$2,754	$12,530	$9,676

Segment Income (Loss) % as Reported	1.6%	(1.4)%	1.6%	(1.3)%
Adjusted Segment Income %	1.6%	1.3%	1.6%	1.3%

Fourth Quarter Highlights

•
Net sales decreased by $12.9 million, primarily due to lower sales of pressure washers resulting from lesser category merchandising support at retail and cool spring temperatures. Partially offsetting the sales decrease were higher sales of commercial lawn & garden and jobsite equipment, generators, and service parts.

•
Gross profit percentage increased by 110 basis points. Adjusted gross profit percentage was consistent with last year as manufacturing efficiency improvements and favorable sales mix, including higher sales of commercial products and service parts, were offset by 25% lower manufacturing throughput.

•	ESG&A decreased by $1.8 million compared to last year due to lower compensation cost.

Fiscal Year Summary

•
Net sales increased by $6.2 million or 0.8%, primarily due to higher sales of commercial lawn & garden and jobsite equipment and generators, which includes the higher shipments related to Hurricane Matthew. Pressure washer sales decreased due to lesser category merchandising support at retail and cool spring temperatures. Gross profit percentage increased 120 basis points. Adjusted gross profit percentage improved by 20 basis points year over year due to favorable sales mix, which included higher sales of commercial products. The profitability improvement was achieved despite 8% lower production throughput. ESG&A increased $1.3 million, primarily due to higher spend of $1.3 million related to our ERP upgrade.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended June
(In Thousands, except per share data)

	Three Months Ended June
	FY2017 Reported	Adjustments	FY2017 Adjusted	FY2016 Reported	Adjustments(1)	FY2016 Adjusted
Gross Profit
Engines	$70,663	$—	$70,663	$64,049	$11,135	75,184
Products	30,066	—	30,066	29,530	2,471	32,001
Inter-Segment Eliminations	401	—	401	373	—	$373
Total	$101,130	$—	$101,130	$93,952	$13,606	$107,558
Engineering, Selling, General and Administrative Expenses
Engines	$45,885	$—	$45,885	$55,443	$9,110	$46,333
Products	28,279	—	28,279	30,059	—	30,059
Total	$74,164	$—	$74,164	$85,502	$9,110	$76,392
Segment Income (Loss) (2)
Engines	$26,949	$—	$26,949	$8,449	$20,245	$28,694
Products	3,353	—	3,353	(3,008)	5,762	2,754
Inter-Segment Eliminations	401	—	401	373	—	373
Total	$30,703	$—	$30,703	$5,814	$26,007	$31,821

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	—	—	—	—	—	—
Income from Operations	$30,703	$—	$30,703	$5,814	$26,007	$31,821

Income before Income Taxes	26,495	—	26,495	5,603	22,664	28,267
Provision for Income Taxes	6,768	—	6,768	254	7,905	8,159
Net Income	$19,727	$—	$19,727	$5,349	$14,759	$20,108

Earnings Per Share
Basic	$0.46	$—	$0.46	$0.12	$0.34	$0.46
Diluted	0.46	—	0.46	0.12	0.34	0.46
(1) For the fourth quarter of fiscal 2016, includes pre-tax restructuring charges of $3,079 ($2,001 after tax), pre-tax pension settlement charges of $20,245 ($13,160 after tax), pre-tax tradename impairment charge of $2,683 ($1,771 after tax), and a pre-tax gain on the sale of an investment in marketable securities of $3,343 ($2,173 after tax).
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Twelve Month Periods Ended June
(In Thousands, except per share data)

	Twelve Months Ended June
	FY2017 Reported	Adjustments	FY2017 Adjusted	FY2016 Reported	Adjustments(1)	FY2016 Adjusted
Gross Profit
Engines	$262,036	$—	$262,036	$252,833	$11,599	$264,432
Products	121,141	—	121,141	110,944	7,943	118,887
Inter-Segment Eliminations	652	—	652	(1,322)	—	(1,322)
Total	$383,829	$—	$383,829	$362,455	$19,542	$381,997
Engineering, Selling, General and Administrative Expenses
Engines	$184,496	$—	$184,496	$193,716	$11,935	$181,781
Products	113,042	—	113,042	111,766	26	111,740
Total	$297,538	$—	$297,538	$305,482	$11,961	$293,521
Segment Income (Loss) (2)
Engines	$84,165	$—	$84,165	$60,645	$24,424	$85,069
Products	12,530	—	12,530	(9,775)	19,451	9,676
Inter-Segment Eliminations	652	—	652	(1,322)	—	(1,322)
Total	$97,347	$—	$97,347	$49,548	$43,875	$93,423

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	—	—	—	3,187	—	3,187
Income from Operations	$97,347	$—	$97,347	$46,361	$43,875	$90,236

Income before Income Taxes	79,661	—	79,661	35,356	40,532	75,888
Provision for Income Taxes	23,011	—	23,011	8,795	12,104	20,899
Net Income	$56,650	$—	$56,650	$26,561	$28,428	$54,989

Earnings Per Share
Basic	$1.31	$—	$1.31	$0.61	$0.64	$1.25
Diluted	1.31	—	1.31	0.60	0.65	1.25
(1) For the twelve months of fiscal 2016, includes pre-tax restructuring charges of $10,195 ($6,672 after tax), goodwill impairment charge of $7,651 which is not deductible for income tax purposes, pre-tax tradename impairment charge of $2,683 ($1,771 after tax), pre-tax acquisition-related charges of $276 ($180 after tax), pre-tax litigation charges of $2,825 ($1,836 after tax), pre-tax pension settlement charges of $20,245 ($13,160 after tax), and a pre-tax gain on the sale of an investment in marketable securities of $3,343 ($2,842 after tax).
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.